UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 4, 2016
___________
VIPER ENERGY PARTNERS LP
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-36505 (Commission File Number)	46-5001985 (I.R.S. Employer Identification Number)
500 West Texas Suite 1200 Midland, Texas (Address of principal executive offices)		79701 (Zip code)
(432) 221-7400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
In a letter dated July 4, 2016, Viper Energy Partners GP LLC, the general partner (the “General Partner”) of Viper Energy Partners LP (the “Partnership”), was notified by W. Duncan Kennedy, a member of the Board of Directors (the “Board”) of the General Partner, that he was resigning as a director of the General Partner effective immediately. Mr. Kennedy’s resignation did not involve any disagreement with the General Partner or the Partnership on any matter relating to the operations, policies or practices of the General Partner or the Partnership.
Mr. Kennedy’s resignation created a vacancy on the Board of the General Partner and its Audit Committee. As a result, the Audit Committee of the General Partner does not currently have at least three independent directors as required under NASDAQ Rule 5605(c)(2)(A).
On July 5, 2016, the Partnership provided notice to NASDAQ that Mr. Kennedy’s resignation caused non-compliance with the above-referenced NASDAQ rule. In response, on July 7, 2016, the Partnership received notice from NASDAQ stating that the Partnership no longer complies with NASDAQ’s audit committee requirements as set forth in Rule 5605 and, consistent with Rule 5605(c)(4), NASDAQ will provide a cure period to regain compliance until the earlier of the Partnership’s next annual meeting or July 4, 2017. The General Partner intends to fill this vacancy on the Board of the General Partner and its Audit Committee and regain compliance with the above-referenced NASDAQ rule within such cure period.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
    The information regarding Mr. Kennedy’s resignation from the Board of the General Partner and its Audit Committee is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIPER ENERGY PARTNERS LP

	By:	Viper Energy Partners GP LLC, its general partner
Date: July 8, 2016

	By:	/s/ Teresa L. Dick
	Name:	Teresa L. Dick
	Title:	Chief Financial Officer, Senior Vice President and Assistant Secretary